SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: January 2, 2009

CLX MEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-9392	84-0749623
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

29970 Technology Drive, Suite 203

Murrieta, California 92563
(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 677-6735

N/A

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICER

On January 2, 2009, the Registrant accepted the resignation from Robert McCoy as the Registrant’s Chairman of the Board of Directors. Mr. McCoy will continue to serve as a member of the Board of Directors. Effective on the same date to fill the vacancy created by Mr. McCoy’s resignation, the Registrant appointed Patrick Edgerton, a member of the Board of Directors, as the Registrant’s Chairman of the Board of Directors.

Biographical Information for Patrick Edgerton

From 1984 to 1997 Mr. Edgerton served as vice president of various positions for McKesson, vice president of credit (1984 to 1995); vice president of chain development (1995 to 1996); and vice president of national accounts (1996 to 1997); he negotiated and prepared supply contracts for major drug companies, bringing in over $500 million of new business in one year.  From 2000 to 2004, Mr. Edgerton served as chief executive officer of Sun Drug, Inc., a retail drug business, and had previously spent two decades in a variety of positions for McKesson Corporation, a Fortune 15 healthcare services and information technology company, culminating in the position of vice president of national accounts.  In this role, Mr. Edgerton managed customers purchasing in excess of $1 billion annually and called on major food and drug chains to secure new business.

Mr. Edgerton owns and has served as President and CEO of Edgerton Consulting since 1997.  Edgerton Consulting provides consulting for business solutions in finance, marketing acquisitions, corporate restructuring, and general business practices.  In October 2005, Mr. Edgerton was appointed as vice president of European/United States operations of Zonda, Incorporated, a majority owned subsidiary of CLX Medical, Inc., and since February 2006, he has served as Zonda's Chairman of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLX MEDICAL, INC.

January 5, 2009	/s/ Vera Leonard
Date	Vera Leonard, Chief Executive Officer